Filed Pursuant to Rule 433
Registration No. 333-134553

Final Note Terms

15YR NC 1YR CMS Spread Range Accrual

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings (A1, A+, A+)
Principal Amount:	US$5,000,000
CUSIP:	52517PX89
Trade Date:	April 9, 2007
Issue Date:	April 26, 2007
Maturity Date:	April 26, 2022, subject to Issuer’s Call Option.
Issue Price:	100.0%
Redemption Price:	100.0%
Interest Rate:	9.00% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%
Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Business Day
Convention /
Daycount Basis:	Unadjusted modified following 30/360
Interest Payment Dates:	Quarterly on the 26th of each January, April, July and October, commencing July 26, 2007, and ending on the Maturity Date, subject to Issuer’s Call Option
Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.10% during that Interest Period, divided by the total number of calendar days (including non Business Days) in that Interest Period.

SPREAD REF:	For any day in an Interest Period (subject to the Rate Cut Off):
SPREAD REF = 30yr CMS Rate – 2yr CMS Rate
30yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

2yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Issuer’s Call Option:

The Issuer has the right on every Interest Payment Date commencing on or after April 26, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the Note at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Days:	New York
Calculation Agent:	Lehman Brothers Special Financing Inc.
Underwriter:	Lehman Brothers Inc.
Denomination:	US$1,000/1,000

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate

Debt Instruments” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Historical Levels of the 30yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes the 30yr CMS Rate and the 2yr CMS Rate in effect on the Trade Date and the hypothetical historical Interest Payment Dates listed below; the Interest Rate payable on any Interest Payment Date for the Notes, however, will be determined based on the 30yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period.  The historical experience of the 30yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical			SPREAD REF:
Interest			30yr CMS Rate –
Payment	30yr CMS Rate	2yr CMS Rate	2yr CMS Rate
Dates	(in %)	(in %)	(in %)
4/9/2007	5.476	5.137	0.339
1/26/2007	5.504	5.329	0.175
10/26/2006	5.382	5.197	0.185
7/26/2006	5.697	5.504	0.193
4/26/2006	5.747	5.416	0.331
1/26/2006	5.181	4.899	0.282
10/26/2005	5.309	4.795	0.514
7/26/2005	4.940	4.324	0.616
4/26/2005	5.048	4.049	0.999
1/26/2005	5.046	3.617	1.429
10/26/2004	5.096	2.865	2.231
7/26/2004	5.575	3.148	2.427
4/26/2004	5.544	2.598	2.946
1/26/2004	5.308	2.065	3.243
10/27/2003	5.426	2.177	3.249
7/28/2003	5.534	1.817	3.717
4/28/2003	5.076	1.821	3.255
1/27/2003	5.257	1.989	3.268
10/28/2002	5.498	2.306	3.192
7/26/2002	5.829	2.659	3.170
4/26/2002	6.105	3.621	2.484
1/28/2002	6.147	3.542	2.605
10/26/2001	5.784	3.080	2.704
7/26/2001	6.325	4.452	1.873
4/26/2001	6.454	4.740	1.714
1/26/2001	6.406	5.462	0.944
10/26/2000	6.858	6.621	0.237

7/26/2000	7.186	7.092	0.094
4/26/2000	7.302	7.150	0.152
1/26/2000	7.427	6.953	0.474
10/26/1999	7.281	6.571	0.710
7/26/1999	6.984	6.166	0.818
4/26/1999	6.232	5.463	0.769
1/26/1999	5.811	5.118	0.693
10/26/1998	5.920	4.719	1.201
7/27/1998	6.143	5.842	0.301
4/27/1998	6.442	6.080	0.362
1/26/1998	6.281	5.703	0.578
10/27/1997	6.617	6.003	0.614
7/28/1997	6.750	6.107	0.643
4/28/1997	7.447	6.744	0.703
1/27/1997	7.267	6.268	0.999
10/28/1996	7.177	6.076	1.101
7/26/1996	7.416	6.474	0.942
4/26/1996	7.211	6.126	1.085
1/26/1996	6.424	5.195	1.229
10/26/1995	6.797	5.843	0.954
7/26/1995	7.332	6.142	1.190
4/26/1995	7.778	6.740	1.038
1/26/1995	8.345	7.754	0.591
10/26/1994	8.604	7.164	1.440
7/26/1994	8.026	6.376	1.650
4/26/1994	7.697	5.846	1.851
1/26/1994	6.977	4.258	2.719
10/26/1993	6.688	4.058	2.630
7/26/1993	7.343	4.377	2.966
4/26/1993	7.711	3.979	3.732
1/26/1993	7.605	4.510	3.095
10/26/1992	8.083	4.796	3.287
7/27/1992	7.893	4.443	3.450